Exhibit 10.2

PROMISSORY NOTE

$10,000,000.00	January 20, 2010

FOR VALUE RECEIVED, API Systems, Inc., a Delaware corporation (“Systems”), API Defense, Inc., a Delaware corporation (“API Defense”), API Defense USA Inc., a Delaware corporation (“API USA” and collectively, with Systems and API Defense, the “Makers” or when the context requires, each individually, a “Maker”), promise to pay to the order of Kuchera Defense Systems, Inc. a Pennsylvania corporation (“K Defense”), KII Inc., a Pennsylvania corporation (“KII”) and Kuchera Industries LLC, a Pennsylvania limited liability company (“K Industries” and collectively with K Defense and KII, the “Payees” or when the context requires, each individually, a “Payee”), the principal sum of Ten Million and No/100 Dollars ($10,000,000.00), lawful money of the United States of America, together with interest from the date hereof, at the rates and on the terms set forth herein, as follows:

1. INTEREST RATE. From and including the Closing Date (hereinafter defined), this Note shall bear interest on the Principal Balance (hereinafter defined) at a rate of five percent (5%) per annum (the “Interest Rate”). Interest at the Interest Rate shall be calculated on the basis of the actual number of days elapsed and a 365 day year.

2. TERMS OF PAYMENT.

(a) Monthly Interest Installments – Initial Interest Rate. On the fifteenth (15th) day of each of the next immediately succeeding five (5) calendar months (that is, on the fifteenth (15th) day of each of February, March, April, May and June of 2010), the Makers shall pay to the Payees installments of interest calculated the product of (i) (the product of the Interest Rate and the unpaid balance of the Principal Balance) divided by 365, multiplied by (ii) the number of days in the period covered by such installment period (each an “Monthly Interest Installment”). Each such Monthly Interest Installment shall include the first day of the payment period and exclude the last day of the payment period. For example, the payment for the first installment due on February 15, 2010 would include payment for January 15 and exclude payment for February 15 for a total of 31 days.

(b) Balloon Payment. THE MAKERS ACKNOWLEDGE AND AGREE THAT THE PAYMENT SCHEDULE RELATING TO THE MONTHLY INTEREST INSTALLMENTS WILL NOT AMORTIZE THE PRINCIPAL BALANCE DURING THE TERM OF THIS NOTE AND WILL RESULT IN A “BALLOON PAYMENT” ON THE MATURITY DATE.

3. MATURITY DATE. Notwithstanding any provision to the contrary contained herein, the entire Principal Balance, together with all accrued and unpaid interest thereon and any other unpaid sums due and owing under this Note and the Loan Documents, shall be due, payable and paid on the later to occur of (hereinafter referred to as the “Maturity Date”) (a) December 31, 2010 and (b) the lifting of K Defense from the Excluded Parties List System (www.epls.gov) resulting from the December 22, 2009 suspension, without presentment or demand.

4. DEFINITIONS.

(a) Assets. The term “Assets”, as used herein, has the meaning given to it in the Purchase Agreement, and includes any and all after acquired contracts relating to the Business.

(b) Business. The term “Business”, as used herein, as the meaning given to it in the Purchase Agreement.

(c) Closing Date. The term “Closing Date”, as used herein, has the meaning given to it in the Purchase Agreement.

(d) Principal Balance. The term “Principal Balance”, as used herein, means the outstanding and unpaid principal sum or amount of this Note.

(e) Purchase Agreement. The term “Purchase Agreement”, as used herein, means that certain Asset Purchase Agreement, of even date hereof, by and among API Technologies Corp., a Delaware corporation, the Makers, the Payees, and William Kuchera and Ronald Kuchera.

5. PLACE OF PAYMENT. The Monthly Interest Installments and all other sums due hereunder and under the Loan Documents shall be payable at Kuchera Defense Systems, Inc., 1125 Weaver Road, Johnston, PA 15904, or at such other place as the Payees from time to time may designate to Makers in writing, delivered to Makers at API Technologies Corp., 220 Smithtown Ave., Ronkonkoma, NY 11779.

6. PREPAYMENT. The Makers shall have the right to prepay the Principal Balance, in whole or part; provided, however, that Makers shall have given the Payees at least thirty (30) days’ prior written notice of Makers’ intention to make such prepayment and the amount of such prepayment, if partial, and provided, further, that any such prepayment is accompanied by payment of all accrued and unpaid interest on the amount so prepaid to the date of prepayment.

7. SECURITY. Makers acknowledge and agree that payment of this Note is secured by a first priority lien and security interest in the Assets, as evidenced by (i) that certain Security Agreement, of even date hereof, by and among the Makers and the Payees (the “Security Agreement”), and (ii) those certain UCC-1 financing statements naming the Makers as debtor and the Payees as secured parties, intended to be recorded forthwith (collectively referred to as the “Financing Statements”). All of the agreements, conditions, covenants, provisions and stipulations contained in the aforesaid Security Agreement and Financing Statements, all of even date herewith, collectively referred to as the “Loan Documents”, are hereby made a part of this Note to the same extent and with the same force and effect as if they were fully set forth herein, and the Makers covenant and agree to keep and perform them, or cause them to be kept and performed, strictly in accordance with their terms.

8. DEFAULT; JOINT AND SEVERAL LIABILITY.

(a) It is understood that the following defaults shall constitute events of default hereunder and are hereinbefore and hereinafter referred to as an “Event of Default” or “Events of Default”: (i) a default in the payment, in immediately available and collectible funds, of any Monthly Interest Installment, any payment of the Principal Balance when due, or any other monetary sum due hereunder or under the Loan Documents and such default is not fully cured within five (5) days, after the Makers receive written notice from the Payees of such default, or (ii) a default in the performance of any of the non-monetary agreements, conditions, covenants, provisions or stipulations contained in this Note or in the Security Agreement and such default is not cured within thirty (30) days after receipt of written notice thereof or, if longer, such cure period as is otherwise provided in this Note or the Loan Documents. Upon the occurrence of an Event of Default hereunder or under the Security Agreement, the Payees, at their option and without notice to the Makers, and in addition to any other remedy available to the Payees under the Security Agreement or otherwise, may declare immediately due and payable the entire Principal Balance with interest accrued thereon at the applicable Interest Rate to the date of such Event of Default, and all other sums due by Maker hereunder or under the Loan Documents, anything herein or in the Loan Documents to the contrary notwithstanding; and payment thereof may be enforced and recovered in whole or in part at any time by one or more of the remedies provided to the Payees in this Note or in the Security Agreement or any other remedy provided at law or equity. In such case, the Payees may also recover all costs of suit and other expenses in connection therewith, together with reasonable attorney’s fees for collection, together with interest on any judgment obtained by the Payees at the rate of ten percent (10%) from and after the date of any such judgment.

(b) If an Event of Default occurs during the term of this Note, the Makers acknowledge and agree that they each are jointly and severally liable for the entire Principal Balance with interest accrued thereon at the applicable Interest Rate.

9. GENERAL PROVISIONS.

(a) No judgment or judgment obtained against less than all of the Makers shall be a bar to a subsequent judgment or judgments against one or more of the Makers against whom judgment has not been obtained.

(b) The remedies of the Payees as provided herein, or in the Loan Documents, and the warrants contained herein or in the Loan Documents shall be cumulative and concurrent, and may be pursued singularly, successively, or together at the sole discretion of the Payees, and may be exercised as often as occasion therefor shall occur; and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release thereof.

(c) The Makers and all endorsers, sureties and guarantors, if any, hereby jointly and severally waive presentment for payment, demand, notice of demand, notice of nonpayment or dishonor, protest and notice of protest of this Note, and all other notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, unless specifically required herein or in the Loan Documents, and they agree that the liability of each of them shall be unconditional, without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by the Payees. The Maker and all endorsers, sureties, and guarantors, if any, consent to any and all extensions of time, renewals, waivers or modifications that may be granted by the Payees with respect to the payment or other provisions of this Note, and to the release of the collateral or any part thereof, with or without substitution and agree that additional makers, endorsers, guarantors, or sureties may become parties hereto without notice to them or affecting their liability hereunder.

(d) The Payees shall not be deemed, by any act of omission or commission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by the Payees, and then only to the extent specifically set forth in the writing. A waiver on one event shall not be construed as continuing or as a bar to or waiver of any right or remedy to a subsequent event.

(e) If any term or provision of this Note or the application thereof to any person, property or circumstance shall to any extent be invalid or unenforceable as to the remainder of this Note, then the application of such term or provision to persons, properties and circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Note shall be valid and enforceable to the fullest extent permitted by law.

(f) Notwithstanding anything to the contrary contained in this Note or in the Loan Documents, the effective rate of interest on the obligation evidenced by this Note shall not exceed the lawful maximum rate of interest permitted to be paid. Without limiting the generality of the foregoing, if the interest charged under this Note results in an effective rate of interest higher than that lawfully permitted to be paid, then such charges shall be reduced by the sum sufficient to result in an effective rate of interest no greater than the maximum effective rate of interest permitted by law and any amount that would exceed the highest lawful rate already received and held by the Payees shall be applied to a reduction of principal (without premium or penalty) and not to the payment of interest.

(g) Part of the consideration for the loan evidenced by this Note is that the loan (i) is and shall be deemed made under, and governed by and construed in accordance with the internal law of the Commonwealth of Pennsylvania, and (ii) may be enforceable in the State Courts of Pennsylvania, with an action commenced in the Court of Common Pleas of Somerset County or Cambria County, Pennsylvania, and/or in the United States District Court of said Commonwealth in whose jurisdiction Somerset County and Cambria County lies. Maker hereby waives any claim that either Pittsburgh, Somerset or Johnstown, Pennsylvania is an inconvenient forum and any claim that any action or proceeding arising out of or relating to this Note and commenced in the aforesaid Courts lacks proper venue.

(h) Whenever used, the singular number shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders, the word “Payee” shall be deemed to include the successors and assigns of any applicable Payee, and the word “Maker” shall be deemed to include the successors and assigns of any applicable Maker.

(i) The captions preceding the text of the paragraphs or subparagraphs of this Note are inserted only for convenience of reference and shall not constitute a part of this Note, nor shall they in any way affect its meaning, construction or effect.

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IN WITNESS WHEREOF, this Note has been duly signed and delivered by the undersigned at the place and as of the day and year first above written.

MAKERS:

API SYSTEMS, INC., a Delaware corporation

By:	/s/ Stephen Pudles

Name:	Stephen Pudles

Title:	Chief Executive Officer

API DEFENSE, INC., a Delaware corporation

By:	/s/ Stephen Pudles

Name:	Stephen Pudles

Title:	Chief Executive Officer

API DEFENSE USA INC., a Delaware corporation

By:	/s/ Stephen Pudles

Name:	Stephen Pudles

Title:	Chief Executive Officer

[Signature page to $10,000,000.00 Promissory Note]